Exhibit 2.1

FIRST AMENDMENT TO CONTRIBUTION AGREEMENT

This First Amendment to Contribution Agreement (“First Amendment”) is dated as of February 27, 2014 (the “Execution Date”) and is by and among DCP LP Holdings, LLC, a Delaware limited liability company (“HOLDINGS”), DCP Midstream GP, LP, a Delaware limited partnership (“GP”), DCP Midstream, LLC, a Delaware limited liability company (“MIDSTREAM”), and DCP Midstream Partners, LP, a Delaware limited partnership (“MLP”). Capitalized terms used in this First Amendment but not defined herein shall have the meaning assigned to those terms in the Contribution Agreement.

R E C I T A L S
A.The Parties previously entered into that certain Contribution Agreement dated as of the February 25, 2014 (the “Contribution Agreement”).
B.The recitals and certain provisions of the Contribution Agreement contained errors that the Parties desire to correct.
NOW, THEREFORE, for and in consideration of the mutual covenants set forth in this First Amendment, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties do hereby agree as follows:
1.Amendments to the Contribution Agreement. The Parties agree that:
(a)Recitals E through G shall be deleted and replaced in their entirety with the following:
“E. HOLDINGS intends to contribute 20% of the SC Texas Interest (as defined herein) to GP as a capital contribution;
F. GP intends to contribute 20% of the SC Texas Interest to MLP in exchange for the GP Unit Consideration (as defined herein), and on the other terms and conditions, set forth in this Agreement.
G. HOLDINGS intends to contribute (a) the Southern Hills Interest (as defined herein) and (b) 80% of the SC Texas Interest (as defined herein) to MLP in exchange for the HOLDINGS Consideration (as defined herein), and on the other terms and conditions, set forth in this Agreement.”
(b)Sections 2.1(a) and (b) of the Contribution Agreement shall be deleted and replaced in their entirety with the following:
“(a) HOLDINGS shall contribute, assign, transfer and convey 20% of the SC Texas Interest (the “GP Contribution”) to GP as a capital contribution, and GP shall accept the GP Contribution;
(b) (i) GP shall contribute, assign, transfer and convey the GP Contribution to MLP; (ii) HOLDINGS shall contribute, assign, transfer and convey (A) the Southern Hills Interest and (B)

80% of the SC Texas Interest to MLP (the “HOLDINGS Contribution”); and (iii) MIDSTREAM shall contribute, assign, transfer and convey the Pipeline Interest to MLP (the “MIDSTREAM Contribution”). MLP shall accept the Contributions and shall assume and thereafter timely perform and discharge in accordance with their respective terms, all Assumed Obligations; and”
(c)Section 2.2(b) of the Contribution Agreement shall be deleted and replaced in its entirety with the following:
“(b) (i) Issue and deliver to HOLDINGS on the day of Closing one or more certificates duly registered in the name of HOLDINGS and representing Units having an aggregate value of $70,000,000 with the number of Units determined by dividing $70,000,000 by the volume weighted average price of the Units during the ten trading days ending two trading days prior to the Closing Date (such Units being referred to herein collectively as the “HOLDINGS Unit Consideration”) and (ii) distribute at the Closing an amount of cash to HOLDINGS, in the aggregate equal to the sum of (A) $475,000,000 and (B) the HOLDINGS Total Net Working Capital as of the Effective Time (the “HOLDINGS Cash Consideration”) and together with the HOLDINGS Unit Consideration, the “HOLDINGS Consideration”), which HOLDINGS Cash Consideration includes (Y) $69,000,000 as reimbursement of pre-formation capital expenditures within the meaning of Treasury Regulations Section 1.707-4(d) and (Z) $406,000,000 sourced to the Transaction Debt; and”
2.Entire Agreement. Except as otherwise set forth herein, this First Amendment shall not alter, modify or amend the Contribution Agreement. In the event of any inconsistency or conflict between the provisions of the Contribution Agreement and this First Amendment, the provisions of this First Amendment will prevail and govern.
3.Counterparts. This First Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
THE PARTIES HAVE signed this First Amendment by their duly authorized officials as of the date first set forth above.

[Signatures begin on next page]

DCP LP HOLDINGS, LLC By: /s/ D. Robert Sadler
Name: D. Robert Sadler
Title: Vice President

DCP MIDSTREAM, LLC By: /s/ D. Robert Sadler Name: D. Robert Sadler Title: Vice President

DCP MIDSTREAM GP, LP By: DCP MIDSTREAM GP, LLC, Its General Partner By: /s/ William S. Waldheim
Name: William S. Waldheim
Title: President

DCP MIDSTREAM PARTNERS, LP By: DCP MIDSTREAM GP, LP, Its General Partner By: DCP MIDSTREAM GP, LLC, Its General Partner By: /s/ William S. Waldheim Name: William S. Waldheim Title: President

[signature page to First Amendment to Contribution Agreement]